CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the DGHM All-Cap Value Fund and the DGHM Small Cap Value Fund (each a series of shares of beneficial interest of DGHM Investment Trust.) Such references appear under the heading “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Fund’s Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 15, 2010